Exhibit 99.1

One Jake Brown Road Old Bridge, NJ 08857 Tel: 732-679-4000 Fax: 732-679-4353 www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Appoints Ronald Alterio as Vice President-Engineering, Chief Technology Officer

OLD BRIDGE, NJ / July 23, 2018 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) (the “Company”) announced that effective July 23, 2018, the Company’s Board of Directors has appointed Ronald V. Alterio as its Vice President-Engineering, Chief Technology Officer.

Ron will report directly to Bruce Gureck, the Company’s Executive Vice President and Chief Operating Officer. Initially, Ron will lead the Company’s Engineering, Product Management and Project Management functions. The heads of each of those departments will report directly to Ron.

Ron is a degreed software engineer and seasoned leader, with significant experience focused specifically on video and data consumer premises and headend equipment in the telecommunications industry. Ron has led successful development teams for over 15 years and is highly skilled in the delivery of integrated products comprised of complex hardware and software.

Ron spent 18 years with Pace plc, starting as a Software Engineer and rising to the level of Senior Vice President of Engineering for the Cable, Telco and Satellite customer markets. Ron also was in a key customer-facing role with many of Pace’s largest customers and is highly regarded in the CATV and Telecommunications industries. Immediately prior to joining Blonder Tongue, Ron ran his own company focused on developing applications for the Spatial Computing Industry.

Commenting on Ron’s appointment, CEO and President Bob Pallé said “We are extremely pleased with Ron’s appointment. Ron brings with him a wealth of experience that aligns perfectly with Blonder Tongue’s products and markets. With Ron, we are adding another strong leader to our team with an excellent combination of technical and customer communication skills. We are confident that Ron will be a key contributor to our future success.”

Regarding his appointment as Chief Technology Officer, Ron Alterio said “I am excited to be a part of the Blonder Tongue family. It’s all about teamwork at Blonder Tongue and their collaborative approach to attacking and solving technological challenges that arise in this fast paced environment, is both refreshing and exciting.”

In connection with Ron’s appointment as Chief Technology Officer, the Company has agreed to grant him an employment inducement award comprised of non-qualified stock options to acquire up to 150,000 shares of the Company’s common stock, subject to time-based vesting conditions. One third of the aggregate inducement award (50,000 shares) will vest on each of the next three one-year anniversaries of Ron’s effective date of employment, July 23, 2018, provided that Ron remains an active employee of the Company on each such date. The inducement award contains certain acceleration provisions in the event of a change in control. The inducement award of options to acquire shares of the Company’s common stock was made outside of the Company’s 2016 Employee Equity Incentive Plan and approved by the Compensation Committee of the Company’s Board of Directors in reliance on the employment inducement exception to shareholder approval provided under the NYSE American Company Guide, Section 711(a), which requires public announcement of inducement awards.

About Blonder Tongue

Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products. As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks. Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2017. (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Robert J. Pallé

Chief Executive Officer & President
bpalle@blondertongue.com
(732) 679-4000